Exhibit 1.3

AMENDMENT NO. 1 TO

EQUITY DISTRIBUTION AGREEMENT

September 4, 2024

This Amendment No. 1 (“Amendment No. 1”) amends that certain Equity Distribution Agreement, dated April 22, 2022 (the “Agreement”), by and between Kazia Therapeutics Limited ACN 063 259 754 (the “Company”) and Oppenheimer & Co. Inc., as sales agent (the “Sales Agent”). Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

WITNESSETH THAT:

WHEREAS, Section 15 of the Agreement permits the Company and the Sales Agent to amend the Agreement;

WHEREAS, the Company has, following the execution of the Agreement, voluntarily been removed from the official list of the Australian Securities Exchange;

WHEREAS, the Company has filed a new “shelf” registration statement to replace its prior, expiring “shelf” registration statement; and

WHEREAS, the Company and the Sales Agent now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Sales Agent agree as follows:

1.	The defined term “Agreement” in the Agreement is amended to mean the Agreement as amended by this Amendment No. 1.

2.

The reference to the date of the Agreement in the form of Placement Notice included as Schedule 1 to the Agreement is hereby revised to read, “April 22, 2022, as amended by Amendment No. 1 thereto, dated September 4, 2024.”

3.

The reference to the date of the Agreement in the form of the Officer Certificate included as Schedule 5 is hereby revised to read, “April 22, 2022, as amended by Amendment No. 1 thereto, dated September 4, 2024.”

4.	The defined term “Maximum Amount” in the Agreement is amended by replacing “$35,000,000 with “$50,000,000.”

5.	The first sentence of paragraph 4 of Section 1 of the Agreement is amended by deleting “(333-259224)”.

6.	Section 3(c) in the Agreement is amended by inserting the words “The Company” at the commencement of that section and replaced it with “Subject to Section 3(c)(A) to 3(c)(C), the Company”.

7.	The following Sections 3(c)(A), 3(c)(B) and 3(c)(C) are to be inserted after Section 3(c) of the Agreement:

“(c)(A) To the extent that the Sales Agent purchases Placement ADSs on its own account, the Sales Agent represents and warrants to the Company that (i) it is acquiring such securities in compliance with the Foreign Acquisitions and Takeovers Act 1975 (Cth) and Foreign Acquisitions and Takeovers Regulation 2015 (Cth) and will not be required to give notice to the Treasurer of the Commonwealth of Australia under such laws and regulations (ii) it is a “sophisticated investor” or a “professional investor” pursuant to section 708(8) or section 708(11) of the Corporations Act 2001 (Cth) (“Corporations Act”) respectively, otherwise exempted from the disclosure requirements under Chapter 6D of the Corporations Act or is a person outside Australia to whom an offer of securities can be made in accordance with the applicable laws of the jurisdiction in which it is situated or subject to without a prospectus disclosure, and (iii) it is not a “related party” (as that term is defined in the Corporations Act).

(c)(B) To the extent that the Sales Agent purchases Placement ADSs on its own account, the Sales Agent acknowledges that the Company is issuing the Placement ADSs for the purpose of raising capital for the Company and not for the purpose of Sales Agent selling or transferring such securities, or selling or transferring, granting, issuing or transferring interests in, or options or warrants over such securities. Rather, it is the Company’s preference that if the Sales Agent acquires the Placement ADSs on its own account to remain a medium to long term holder of such securities. The Sale Agent’s present intention is to be a holder of such securities for a minimum period of at least 12 months after the issuance of those securities. This confirmation is understood to be a statement by the Sales Agent of its present intention only and not an undertaking not to sell, particularly where the Sales Agent’s investment objectives or market conditions change.

(c)(C) The Sales Agent undertakes that it shall, in relation to any Placement ADSs offered to persons (i) through the Sales Agent in its capacity as agent, or (ii) by the Sales Agent following the purchase of such Placement ADSs by the Sales Agent on its own account, take all reasonable steps to ensure that the Placement ADSs are offered to such persons to whom it is lawful to offer the Placement ADSs without disclosure under Chapter 6D of the Corporations Act under one or more exemptions set out in section 708 of the Corporations Act or is a person outside Australia to whom an offer of securities can be made in accordance with the applicable laws of the jurisdiction in which it is situated or subject to without a prospectus disclosure. Without limiting the foregoing, the Sales Agent must send to any such person a notice stating in substance that by accepting the offer, the person represents and warrants that the offeree is such a person as set forth in preceding sentence in this Section 3(c)(C), and, unless permitted under the Corporations Act, agrees not to sell or offer for sale within Australia any of the Placement ADSs sold to the offeree within 12 months of the Placement ADSs being issued.”

8.	Section 6(h) of the Agreement is amended and restated as follows:

“(h) Authorization of the Placement ADSs. The Ordinary Shares to be issued underlying the Placement ADSs to be sold by the Sales Agent, acting as agent and/or principal for the Company, have been duly authorized and when issued and paid for as contemplated herein will be validly issued, fully paid and non-assessable. The issuance of the Ordinary Shares underlying the Placement ADSs is not subject to the preemptive or other similar rights of any shareholder of the Company. The Ordinary Shares may be freely deposited by the Company with the Custodian (or its nominee) against issuance of the Placement ADSs, and the Placement ADSs, when issued in accordance with applicable law, this Agreement and delivered against payment therefor, will be freely transferable by or on behalf of the Company to or for the account of Sales Agent and the initial purchasers thereof. Subject to: (i) the Company lodging a prospectus pursuant to section 713 of the Corporations Act in connection with the issue of Ordinary Shares, and (ii) the Sales Agent complying with Section 3(c)(A) and Section 3(c)(B) (if applicable), there are no restrictions on subsequent transfers of the Placement ADSs or the Ordinary Shares, except as described in the Prospectus.”

9.	The third sentence of Section 6(o) of the Agreement is amended and restated as follows:

“All of the issued and outstanding ADSs and Ordinary Shares have been duly authorized and validly issued, are full paid and nonassessable and having been issued in compliance with applicable international, federal and securities laws, including the laws of Australia.”

10.

Section 3(b)(ii), Section 7(p), Section 7(q), Section 7(r), Section 8(o), Section 8(p) and Section 8(q) of the Agreement shall be deleted in their entirety and, in each case, replaced with the words “[Not used.]”.

11.	Subsection 8(n) of the Agreement is amended by adding “, if applicable” at the end of the sentence.

12.	The address for notices to the Company in Section 12 of the Agreement is amended and restated as follows:

Kazia Therapeutics Limited

300 Barangaroo Avenue

Sydney, NSW 2000, Australia

Attention: John Friend

Email: ***

With a copy to: Jeffery Bonacorda ***

13.	The Company notice parties in Schedule 2 of the Distribution Agreement is amended and restated as follows:

John Friend ***

Jeffery Bonacorda ***

14.	This Amendment No. 1 shall be deemed effective on the date first set forth above.

15.

Except as amended hereby, the Agreement as now in effect is ratified and confirmed hereby in all respects. For the avoidance of doubt, this Amendment No. 1 and all of its provisions shall be deemed to be a part of the Agreement, as amended hereby. The Agreement as amended by this Amendment constitutes the entire agreement of the parties hereto and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof and thereof.

16.

This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 1 or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

[Signature page follows.]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

KAZIA THERAPEUTICS LIMITED

By:	/s/ John Friend
Name: John Friend
Title: Chief Executive Officer and Director

[Signature Page to Amendment No. 1]

The foregoing Amendment No. 1 is hereby confirmed and accepted by the Sales Agent in New York, New York as of the date first above written.

OPPENHEIMER & CO. INC.

By:	/s/ Michael Margolis
Name: Michael Margolis
Title: Head of Heathcare IB

[Signature Page to Amendment No. 1]